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                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP


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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Transcrypt International, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Transcrypt International, Inc. of our report dated February 11, 2000 relating to the consolidated balance sheets of Transcrypt International, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1999 of Transcrypt International, Inc.


                                          /s/ KPMG LLP

                                          KPMG LLP

Omaha, Nebraska
October 27, 2000